Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Playtex Products, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 33-88806, 333-31703, 333-32114 and 333-74586) on Form S-8 of Playtex Products, Inc. of our reports dated March 10, 2005, with respect to the consolidated balance sheets of Playtex Products, Inc. and subsidiaries as of December 25, 2004 and December 27, 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years ended December 25, 2004, December 27, 2003 and December 28, 2002, and all related financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting as of December 25, 2004 and the effectiveness of internal control over financial reporting as of December 25, 2004, which reports appear in the December 25, 2004 annual report on Form 10-K of Playtex Products, Inc.

/S/ KPMG LLP

Stamford, CT
March 10, 2005